On December 13, 2006, the Compensation Committee of the Argon ST, Inc. Board of Directors approved the fiscal year 2007 base salaries for the Company’s named executive officers as follows:

		Approved fiscal
Name	Position with Registrant	year 2007 salary
Terry L. Collins	Chairman of the Board,	$447,200
	Chief Executive Officer
	and President
S. Kent Rockwell	Vice Chairman of the	$325,000
	Board and Vice
	President, Corporate
	Development
Victor F. Sellier	Vice President, Chief	$360,048
	Financial Officer and
	Treasurer
Thomas E. Murdock	Vice President,	$250,016
	Strategic Program
	Development
Kerry M. Rowe	Vice President, Chief	$360,024
	Operating Officer

Further, on December 13, 2006, the Compensation Committee approved the following bonuses for the named executive officers performance for fiscal year 2006, which were paid on December 15, 2006:

Name	Bonus
Terry L. Collins	$60,000
S. Kent Rockwell	$65,000
Victor F. Sellier	$100,000
Thomas E. Murdock	$65,000
Kerry M. Rowe	$100,000

The bonuses paid to the named executive officers are discretionary and not pursuant to the existing management incentive plan of the company.

In connection with the determination of the fiscal year 2007 annual base salaries, the Compensation Committee relied on survey data of peer group companies regarding the amount of base salaries, and this data was used as one reference point in determining the base salaries of the named executive officers. In addition to the other factors, the Committee took into account the current duties and operational responsibilities among the named executive officers in establishing 2007 base salaries.

None of the named executive officers are a party to an employment or change of control agreement with the Company.